Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 15, 2021, with respect to the consolidated financial statements of BCP Raptor Holdco, LP, which appears in Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A of Altus Midstream Company dated December 20, 2021, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Houston, Texas

January 6, 2022